BRF DAY
November 2013

BRF 17

Strategic Opportunities

Strategic Opportunities- INTERNATIONAL

Exports: act in a granular and selective manner, aiming for the most relevant and profitable markets

Focus on MENASA[1] as our big bet for this cycle – organic and M&A



Expand *food services* globally

Address challenges in other markets (Europe, Japan and Africa)

Consolidate *turn-around* in Latin America, creating steady basis for growth

Consider other acquistions and/or partnerships

1. Middle East, North Africa and Southeast Asia.

Strategic Opportunities - BRAZIL

Focus on the *core* business, revitalizing core categories through Innovation and emphasizing the "*big rocks*"

Develop value added *in-natura* consistent business



GTM Execution: close the gaps in channels and geographies

***Food services*: Improve current model and expand presence**

Structuring Principles

- New unique and strong BRF culture
- Consumer and market orientation
- Focus, accountability and execution discipline
- Value creation and Meritocracy
- Talents as competitive advantage
- Vision and action oriented for each business in segregated manner
- World-class service level
- Controled asset expansion and optimized utilization
- Efficiency and cost competitiveness

BRF momentum

What we are already doing

1. Third quarter marked by the new structure implementation
2. Redundancies elimination in Backoffice
   - ✓ Process redesign and employees reallocation
3. Change of mindset, swap from industrial model to market-driven model
   - ✓ Alignment of sales and production
4. ZBB (Zero-Based Budgeting), nov-13 until mar-14
5. New Cycle Acceleration Program initiatives tracking

What we are already doing

6 Commercial actions in the domestic market

- ✓ Review of Pricing Model, considering channels and categories
- ✓ Redefine Client Clustering per region
- ✓ Consolidation of sales Teams according to the new GTM

7 Inventory reduction in Foreign Market

- ✓ Adequacy of the volumes to reduce exposure to commodities

8 Sadia and Perdigão brands repositioning (Domestic Market and International Market)

BRF & Minerva deal

*Merits of the Deal**

1. **Diverticalize BRF´s beef assets by transfering them to a beef expert**

2. **15.2% participation in Minerva, two Board seats**
   - ✓ **Three agreeements: Investment / Supply / Shareholders**
   - ✓ **Permits enforcement of Supply Agreement**
   - ✓ **Mutual exchange of experiences and capabilities: future opportunities**

3. **Long term supply agreement: Competitive sourcing for processed and food services products (non-exclusive)**

4. **Focus in BRF Core: processed value added beef business within BRF**

5. **Additional relief of R$170MM-Animals in 10 months of working capital for BRF (not part of the Deal)**

* Subject to Cade approval

Summary – Great Lines

Summary – Great Lines

1. **Develop a strong BRF culture, talent and meritocracy**
2. **Change in mind set from industry driven to commercially driven company**
   - Focus on our final targets - clients and consumers - demand driven
   - Focus on our core businesses, branding, pricing and distribution
3. **Open to international investments where there are synergic and complementary opportunities**
   - Presence, processing, distribution and brands in chosen regions
4. **Internally we will divest and/or demobilize assets that do not bring added value – ROIC (Return on Invested Capital)**
5. **Capex will be redirected to automatization, modernization, IT and logistics**